Exhibit 99.2

News Release
April 20, 2009
Reese retires from Park National Corporation and Bank boards
Park welcomes next generation of Reese family to corporate board
NEWARK, Ohio — Park National Corporation (Park) (NYSE Amex: PRK) today accepted the retirement of J. Gilbert (Gib) Reese from its board of directors and The Park National Bank board of directors. Reese served with distinction on the bank board for 44 years, and was a founding member of the corporate board when it formed in early 1987. He is an attorney retired from local firm Reese, Pyle, Drake & Meyer, P.L.L.
“Mr. Reese’s keen judgment and experience have had significant influence on our strategy and leadership,” said Park Chairman C. Daniel DeLawder. “He clearly understands banking and represented Park’s shareholders’ best interests for decades. He is a highly respected community leader who provided vision, encouragement and critical direction for virtually every activity in which he was involved. We are deeply grateful for his dedicated service to Park.”
According to DeLawder, Mr. Reese worked closely with Park leadership during his service, providing clarity and a sense of urgency. During his tenure, he served as a member of the executive committee for both the bank and the corporate boards. He also served on the compensation and nomination committees of the corporate board, and chaired the compensation committee for the last several years.
The board of The Park National Bank also named Mr. Reese as director emeritus of the bank, effective today. This status will permit Mr. Reese the opportunity to continue to attend bank board meetings as he wishes in the future.
Park’s directors also today elected Sarah Reese Wallace to the corporate board. Wallace joined The Park National Bank board of directors last year and will serve on the Park National Corporation board effective immediately. Wallace is Gib and Lou Reese’s daughter and she represents the third generation of the Reese family to be involved in the leadership at The Park National Bank and Park National Corporation.
Wallace is chairman and director of Newark-based First Federal Savings and Loan Association, where she served as president from 1982 to 1999. She holds a master’s degree in business administration from Indiana University and a bachelor’s degree from DePauw University. Her philanthropic activities include serving as chairman of the board of trustees for Central Ohio Technical College; president of the governing board for A Call to College; trustee of the Newark Campus Development Fund (benefiting The Ohio State University Newark Campus and Central Ohio Technical College); trustee and president of the Thomas J. Evans Foundation, trustee of the Licking County Foundation, trustee of the First Federal Foundation; and member of the board of trustees for DePauw University, a role in which she has chaired several committees. She is also a member of the Newark Rotary Club.
Headquartered in Newark, Ohio, Park National Corporation holds $7.1 billion in assets (as of March 31, 2009). Park consists of 14 community bank divisions and two specialty finance companies. Park’s Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions which include Fairfield National Bank, Richland Bank, Century National Bank, First-Knox National Bank, Farmers and Savings Bank, United Bank, Second National Bank, Security National Bank, Unity National Bank, Citizens National Bank and The Park National Bank of Southwest Ohio & Northern Kentucky. Park’s other banking subsidiary is Vision Bank (headquartered in Panama City, Florida), and its Vision Bank Division (of Gulf Shores, Alabama). Park also includes Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance) and Guardian Finance Company.
Media Contact: Bethany Lewis, Communication Specialist, 740.349.3754
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com